EXHIBIT 4.40
PROFESSIONAL SERVICES AGREEMENT
This Professional Services Agreement (“Agreement”) is entered into as of the Effective Date defined below by and between SAP Hong Kong Co. Limited with offices at Suite 1111-1114, Cityplaza 4, 12 Taikoo Wan Road, Taikoo Shing, Hong Kong (hereinafter “SAP”) and Zastron Precision – Tech Limited with offices at Suites 1506-09, 15/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong. (hereinafter “Licensee”).
RECITAL
WHEREAS, Licensee acquired from SAP the right to use an SAP Software System pursuant to the SAP ERP or R/3 Software End-User License Agreement (“End-User Agreement”) effective 30th November, 2007, between SAP and Licensee. All terms set forth in the End-User Agreement and referred to herein shall have the same meaning as set forth in the End-User Agreement unless otherwise specifically modified by this Agreement.
WHEREAS, SAP provides, through its employees and third party contractors (“Consultants”), software consulting and professional services (“Services”) in support of installation and implementation of the Software which Licensee desires to obtain.
NOW, THEREFORE, In consideration of the mutual promises and obligations in this Agreement, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:
1. Services To Be Performed. SAP will provide a Consultant(s) proficient in the installation and implementation of the applicable SAP Software at Licensee’s direction in accordance with Statement(s) of Work that reference this Agreement and are attached hereto and made a part of this Agreement. All Services of the SAP Consultant(s) will be coordinated with the designated Licensee representative. Licensee is responsible for making the necessary internal arrangements for the carrying out of the Services on a non-interference basis. The Statement(s) of Work more fully describes the scope, duration, and fees for the Services. Changes to any Statement of Work may be made upon prior written mutual agreement of the parties hereto.
2. Satisfaction with Performance. If at any time Licensee is dissatisfied with the material performance of an assigned Consultant, Licensee shall immediately report such dissatisfaction to SAP in writing and may request SAP to replace the Consultant. SAP shall use its reasonable discretion in accomplishing any such change.

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3. Compensation of SAP. All Services will be provided by SAP on a fixed price basis, as set out in schedule A of the Statement(s) of Work, unless otherwise agreed by the parties in writing. Services will be invoiced in accordance with the fees listed in or referenced in the Statement(s) of Work, or Schedules thereto, as applicable.
4. Taxes. The fees listed in the Statement of Work or Schedule thereto do not include federal, state or local sales, use, property, excise, services or other taxes now or hereafter levied. Licensee shall be responsible for paying all taxes levied on the products and services provided pursuant to this Agreement. Licensee shall remit such taxes directly to the applicable taxing authorities. Any taxes or amounts in lieu thereof paid or payable by SAP in respect of any taxes or the fees invoiced in accordance with this Agreement (excepting only taxes on income) shall be for Licensee’s account.
5. Term. This Agreement shall be effective as of the Effective Date, specified below, and shall remain in effect until terminated by either party. This Agreement and/or each Statement of Work may be terminated for convenience upon thirty (30) days prior written notice or otherwise in accordance with the applicable Statement of Work. If there is more than one Statement of Work attached to this Agreement, a Statement of Work may be terminated without terminating this Agreement or the other Statement of Works. Licensee shall be liable for payment to SAP for all Services provided prior to the date of any termination, whether of the Agreement as a whole or any particular Statement of Work, in accordance with the applicable Statement(s) of Work.
6. Proprietary Information. Both parties shall handle Proprietary Information in accordance with the terms listed in the End-User Agreement.
7. Work Product.
     7.1 All rights, title and interest in any Extension or Modification shall be governed by the terms set forth in the terms listed in the End-User Agreement.
     7.2 Licensee agrees that any and all ideas, concepts, or other intellectual property rights related in any way to the techniques, knowledge or processes of the SAP Services and Products provided under this Agreement, whether or not developed for Licensee, are the exclusive property of SAP. SAP shall have the sole and exclusive right, title and ownership to such technology.
8. Limitation of Liability, Warranty, Indemnification.
     8.1 SAP warrants that its Services shall be performed consistent with generally accepted industry standards. For any breach of this warranty, Licensee’s sole and exclusive remedy shall be at SAP’s sole option, reperformance of the

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unsatisfactory Services or repayment of the fees associated with the unsatisfactory Services. . This warranty shall be applicable for only one month from the date of expiry or termination of the applicable Statement of Works, or the date of acceptance of deliverable in question by Licensee (if applicable), whichever is the earlier.
     8.2 ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, UNDER NO CIRCUMSTANCES SHALL SAP OR ITS CONSULTANTS BE LIABLE TO LICENSEE OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOSS OF GOOD WILL OR BUSINESS PROFITS, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, ANY AND ALL OTHER COMMERCIAL DAMAGES OR LOSS, OR EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF SAP HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
     8.3 IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH.
     8.4 SAP MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR ANY OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY IN CONNECTION WITH THIS AGREEMENT AND THE SERVICES PROVIDED HEREUNDER.
     8.5 NOTWITHSTANDING ANY PROVISION TO THE CONTRARY, SAVE FOR SECTION 8.6 BELOW, SAP’S CUMULATIVE LIABILITY UNDER EACH STATEMENT OF WORK SHALL BE LIMITED TO LIABILITY DIRECTLY AND SOLELY ATTRIBUTABLE TO SAP’S SERVICES AND SHALL IN NO EVENT EXCEED THE FEE PAID BY LICENSEE TO SAP UNDER THE APPLICABLE STATEMENT OF WORK.
     8.6 The Limitation of Liability set forth in this section 8, does not apply to tangible property damage, or personal injury, including death, caused by the gross negligence of SAP. SAP agrees to indemnify, defend and hold harmless Licensee from and against any and all liabilities, damages, losses, claims, suits or judgments, and expenses (including reasonable attorney fees) that Licensee may incur for injury to or death of persons caused by SAP’s gross negligence while providing Services on Licensee’s site under this Agreement. With respect to tangible property damage caused by SAP’s gross negligence, such indemnity shall be limited to the extent of SAP’s insurance coverage.
9. General Provisions.

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This Agreement is a personal services agreement and the performance of any obligation hereunder may not be assigned, delegated or otherwise transferred by either party, provided however, that SAP may assign all or part of the work to be performed under this Agreement to a qualified third party.
     9.2 If any provision of this Agreement is found by any arbitral body or court of competent jurisdiction to be invalid or unenforceable, the invalidity of such provision shall not affect the other provisions of this Agreement, and all provisions not affected by such invalidity shall remain in full force and effect.
     9.3. The waiver by either party of a breach or default in any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or other provisions; nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that is has or may have hereunder operated as a waiver of any breach or default by the other party.
     9.4 This Agreement, including all applicable Statement(s) of Work and Schedules thereto, constitutes the entire and exclusive agreement between the parties with respect to the subject matter hereof and supersedes all prior representations, discussions or agreements between the parties, whether written or oral, relating to the same subject matter. No modifications, amendments, or supplements to this Agreement shall be effective for any purpose unless in writing and signed by the authorized representatives of both parties. In the event of any inconsistencies between the Agreement, a Statement of Work or Schedules, the Agreement shall take precedence over any Statement of Work or Schedules, and the Statement of Work shall take precedence over any Schedules.
     9.5 The relationship of SAP and Licensee established by this Agreement is that of an independent contractor.
     9.6 Any delay or nonperformance of any provision of this Agreement (other than for the payment of amounts due hereunder) caused by conditions beyond the reasonable control of SAP or its Consultants, shall not constitute a breach of this Agreement, and the time for performance of such provision, if any, shall be deemed to be extended for a period equal to the duration of the conditions preventing such performance.

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     9.7 If a dispute arises between the Licensee and SAP , the following provisions shall apply -
(i) The parties shall escalate all disputes unable to be resolved between the parties within 14 days of the dispute first arising to a committee of the managing directors of each party and who shall appoint a third member (being an independent party not related to either party or involved in the project).
(ii) Failing resolution of the dispute according to Section 9.7 (i) above, except for the right of either party to apply to a court of competent jurisdiction for an injunction or other equitable relief available under applicable law to preserve the status quo or prevent irreparable harm pending the selection and confirmation of a panel or arbitrators, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Hong Kong, in accordance with the Commercial Arbitration Rules of the ICC, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Arbitration shall be conducted in the English language by a panel of three (3) members, one member selected by SAP, one member selected by Licensee and the third member, who shall be chairman, selected by agreement between the other (2) members. The chairman shall be a solicitor, and the other arbitrators shall have a background or training in computer law, computer science, or marketing of computer industry products. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The parties’ obligations under this Section 9.7 shall survive termination or expiration of this Agreement
     9.8 During the term of this Agreement and for a period of two years thereafter, Licensee will not directly or indirectly solicit or hire any Consultant assigned by SAP to perform any of the Service to be provided hereunder.
     9.9 Any purchase order or other document issued by Licensee is for administrative convenience only. In the event of any conflict between the provisions of this Agreement, and any purchase order or other document, the provisions of this Agreement shall prevail and govern and any additional terms in the purchase order or other document shall be inapplicable
     9.10 This Agreement and any disputes arising out of or in connection with this Agreement shall be governed and construed in accordance with the laws of Hong Kong.
     9.11 This Agreement shall be effective as of 30th November, 2007 (“Effective Date”).

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     10. Survival. Sections 6, 7, 8, 9.7, 9.8 and 9.10 shall survive any termination of this Agreement.
     IN WITNESS WHEREOF, the parties have so agreed as of the date written above

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Agreed to:		Agreed to:

SAP Hong Kong Co. Limited		Zastron Precision – Tech Limited

Signature:		Signature:

Name:	K.K. Chan	Name:

Title:	Finance Director	Title:

Date:		Date:

Signature:

Name:	Ng Mau Wing

Title:	Consulting Director

Date:

Attachments	Statement of Work Schedules:
“A” - List of Rates
“B” - Change Order Procedure

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Statement of Work
to
Professional Services Agreement (“Agreement”)
between
SAP Hong Kong Co. Limited (“SAP”)
and
Zastron Precision – Tech Limited (“Licensee”)
Project name: ERP Implementation (“Project”)
This Statement of Work (effective date 30th November, 2007) and the terms and conditions of the SAP Professional Services Agreement, having an Effective Date of 30th November, 2007describe the Services to be provided to Licensee in support of the implementation of the SAP ERP or R/3 Software System for the fees set forth herein as authorized by Licensee by signing this Statement of Work.
1. Scope and Approach
Licensee requires SAP Services for the implementation of the individual Project hereinafter referred to as “the Project”. The scope of the Project is set forth in the attached Project proposal, “SAP ERP Implementation Project - Technical Proposal - SAP Primes v11.0.pdf” hereinafter referred to as “Project Scope Document”, which is incorporated herein by reference. The Project Deliverables, associated timeline, fees and payment schedule are as set forth in the Project Scope Document. The Project Scope Document also includes certain Tasks and associated delivery dates that are the responsibility of Licensee.
Licensee agrees to provide appropriate project resources, including but not limited to equipment, data, information, workspace and appropriate and cooperative personnel, to facilitate the performance of the services, as follows:
▪	sufficient personal computer(s) and networked, if applicable

▪	modem line

▪	access to SAPNet and connection to Online Support System
Licensee agrees that the fees and timeline set forth in the Project Scope Document shall be subject to change if the Tasks are not performed in a timely and appropriate manner and/or if the project resources are not provided.
2. Project Assumptions and Ground Rules
Project Assumptions and Ground Rules pertaining to the Project Scope Document, and the fees set forth therein, are set forth in the Project Scope Document attached.
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Licensee agrees that any change to or Licensee’s failure to fulfill any of the Project Assumptions and Ground Rules set forth above may affect SAP’s ability to provide timely and efficient services hereunder and that SAP’s fees and the timeline as set forth in the Project Scope Document shall be subject to change.
3. Deliverable Acceptance Period
SAP will deliver each completed Deliverable on the appropriate Milestone Date, as set forth in Schedule A. Upon delivery and receipt acknowledgment by Licensee, Licensee shall have 7 calendar days to accept or reject (“Acceptance Period”) the Deliverable, using reasonable discretion, based on the requirements specified and agreed to in the Project Scope Document for that Deliverable. If Licensee notifies SAP that it has rejected the Deliverable, Licensee shall provide written notice, within such 10 day period, specifying the basis of the deficiency. SAP shall have a reasonable period to cure such deficiency and redeliver the Deliverable for an additional Acceptance Period. If Licensee fails to reject, in a writing specifying the deficiency, any Deliverable within the Acceptance Period, Licensee shall be deemed to have accepted such Deliverable as of the tenth day of the Acceptance Period. Upon acceptance of a Deliverable, all Services associated with such Deliverable shall be deemed accepted and SAP shall have no further obligation with respect to an accepted Deliverable. The fees for an accepted Deliverable shall be due and payable within 30 days of the date the Deliverable is accepted or deemed to be accepted.
4. Project Management
Each party shall designate a Project Manager. The Project Manager’s shall work together toward a timely implementation in accord with the Project Scope Document. The SAP Project Manager will, with the Licensee Project Manager, plan the project, select resources and quality check the activities and progress.
The SAP Consultants will be located at designated Licensee facilities. Licensee agrees and understands that the assigned SAP Consultant(s) will occasionally perform Services on the Project implementation from a SAP office.
SAP reserves the right to, in its sole discretion, replace any assigned Consultant with another SAP Consultant with equivalent skills.
The Application Consultant(s) will work with Licensee resources in the translating of the business requirements into system solutions and other tasks that relate to the Project implementation.
The Basis Consultant will work with the Licensee technical resources in establishing development, test and production environments. The Basis Consultant will provide system support and performance optimization, make recommendations for backup and recovery strategies, capacity planning and hardware configuration.
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5. Term and Termination
Term. This Statement of Work shall become effective as of the date stated above.
5.1 Termination for Default.
     Either party may terminate this Statement of Work upon the occurrence of one or more of the following events:
          (i) The failure of a party to make payment of any undisputed amounts when due and the expiration of fifteen (15) calendar days from receipt of notice thereof; or
          (ii) The failure of a party to comply with any material term or condition of this Statement of Work after the non-defaulting party has provided the other party fifteen (15) days prior written notice specifying the nature of such default and the defaulting party fails to commence to cure such default within such fifteen (15) day period, or if a longer time is required by SAP, then from that time period, which shall not be unreasonable; or
          (iii) The dissolution or liquidation of the other party, the insolvency or bankruptcy of the other party, the institution of any proceeding by or against the other party under the provisions of any insolvency or bankruptcy law; the appointment of a receiver of any of the assets or property of the other party, or the issuance of an order for an execution on a material portion of the property of the other party pursuant to a judgment.
     5.2 In the case of default by Licensee under Section 5.1(ii) above SAP shall be paid for all Services provided prior to the date of termination based upon the terms, conditions and prices set forth in Schedule A to this Statement of Work (“Schedule”), which is hereby incorporated by reference.
     5.3 Remedies in Event of Default. Neither party shall be entitled to exercise any remedy otherwise available to it at law or equity unless and until such party shall have provided the other party with notice of such event of default, reasonably specifying the nature of the default, and any applicable period of time for cure thereof shall have expired. In such cases of termination, Licensee shall be relieved of all further obligations hereunder except for any amounts due to SAP hereunder.
     5.4 Termination for Convenience. Licensee may, by providing at least thirty (30) days prior written notice stating the extent and effective date, terminate this Statement of Work for convenience in whole or in part at any time. In the event the effective date of such termination is less than thirty (30) days after receipt of notice and SAP does not have other consulting job assignments for the Consultants currently assigned as full time on this project, Licensee shall compensate SAP for such unassigned Consultants for thirty (30) days after receipt of notice. The amount
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to be paid will be based on the K rates and terms listed in the Schedule. In lieu of the K rates, the parties may agree upon a percentage of completion basis of any incomplete Deliverable. In any event, SAP shall be paid for all Services performed, but not yet invoiced for any Deliverable. Upon termination of this Statement of Work for default by SAP or for convenience by Licensee, notwithstanding anything in this Statement of Work or Schedule A hereto to the contrary, Licensee shall be liable for payment to SAP for all Services provided prior to the date of termination, calculated on the basis of the actual number of mandays spent on the Services at the Standard K-Rate(s) specified in Schedule A hereto, or be liable for payment of compensation as specified in this Section 5.4 herein (if any). The excess (if any) of all fees paid by Licensee to SAP under this Statement of Work or Schedule A hereto over the mandays cost and the compensation as mentioned above shall within thirty (30) days from the date of termination be refunded to Licensee.
6. General
Any change to this Statement of Work, including the Project Scope Document, shall be subject to mutual agreement of the parties and shall be made in accordance with Schedule B hereto, Change Order Procedure, which is hereby incorporated by reference. SAP shall not commence work on any such change unless and until the change has been agreed to in writing.
Additional Statements of Work may be added to this Agreement by mutual agreement.
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IN WITNESS WHEREOF, the parties have so agreed as of the date written above.

Acceptance:		Acceptance:

SAP Hong Kong Co. Limited		Zastron Precision – Tech Limited

Signature:	/s/ K. K. Chan	Signature:	/s/ John Q. Farina

Name:	K.K. Chan	Name:	John Q. Farina

CFO NTEI &

Title:	Finance Director	Title:	Director, Zastron

Date:	26 Nov 2007	Date:	December 7th, 2007

Signature:	/s/ Ng Mau Wing

Name:	Ng Mau Wing

Title:	Consulting Director

Date:	26 Nov 2007
CONFIDENTIAL

Project Scope Document To
Statement of Works
To
Professional Services Agreement
between
SAP Hong Kong Co. Limited &
Zastron Precision – Tech Limited (“Licensee”)
Please refer to the attached documents titled:
1.	SAP ERP Implementation Project - Technical Proposal - SAP Primes v11.0.pdf
CONFIDENTIAL

Schedule A
to
Statement of Work
between
SAP Hong Kong Co. Limited (SAP)
and
Zastron Precision – Tech Limited (“Licensee”)
SAP Consultant Rate

	Standard	Standard K-	Discounted Rate
	K-Rate	Rate (HKD) per	(HKD) per
Consultant	Type	manday	manday
SAP Implementation team – project manager and application consultants	K2	$10,000	$6,867
SAP Basis consultant	K3	$12,000	$9,000
SAP ABAPer	K1	$10,000	$7,500
Phase 1 ERP Implementation Summary

	SAP K-rate	Project	Business		Final	Go live and	Total	Investment
Consultant	(Discounted)	Preparation	Blueprint	Realization	Preparation	Support	Manday	(HKD)
SAP consultant
SAP Project Manager	$ 6,867	5	10	10	10	5	40	$274,680
SAP FI/CO consultant	$ 6,867	2	30	20	10	10	72	$494,424
SAP SD/MM consultant	$ 6,867	2	30	20	10	10	72	$494,424
SAP SD/MM consultant	$ 6,867	2	30	20	10	10	72	$494,424
SAP PP consultant	$ 6,867	2	30	20	10	10	72	$494,424

Total		13	130	90	50	45	328	2,252,376

					Fixed Price Premium		10%	225,238

								2,477,614

     The above estimation is on Fixed Price basis:
•	All rates quoted and billing are based on Hong Kong Dollars and net of all taxes.

•	Any system and reporting customization will be charged on time and material base. The Man-day rate is HKD7,500 per day.
CONFIDENTIAL

Phase 2 ERP Implementation Summary

	SAP K-rate	Project	Business		Final	Go live and	Total	Investment
Consultant	(Discounted)	Preparation	Blueprint	Realization	Preparation	Support	Manday	(HKD)
SAP consultant
SAP PM/FI/CO consultant	$6,867	10		20	5	5	40	$274,680
SAP SD consultant	$6,867	5		20	5	5	35	$240,345
SAP MM consultant	$6,867	5		20	5	5	35	$240,345
SAP PP consultant	$6,867	5		20	5	5	35	$240,345

Total		25		80	20	20	145	995,715

					Fixed Price Premium		10%	99,572

								1,095,287

     The above estimation is on Fixed Price basis:
•	All rates quoted and billing are based on Hong Kong Dollars and net of all taxes.

•	Any system and reporting customization will be charged on time and material base. The Man-day rate is HKD7,500 per day.
Set to Work

	SAP K-rate	Project	Business		Final	Go live and	Total	Investment
Consultant	(Discounted)	Preparation	Blueprint	Realization	Preparation	Support	Manday	(HKD)
SAP Basis consultant (Phase 1)	$9,000	2	5	5	5	3	20	$180,000
SAP Basis consultant (Phase 2)	$9,000			2	2	2	6	$54,000

Total		2	5	7	7	5	26	234,000

					Fixed Price Premium		10%	23,400

								257,400

     The above estimation is on Fixed Price basis:
•	Basis consultant support includes 1) SAP System Installation, 2) Authorization Workshop, 3) Basis Knowledge Transfer Workshop, and 4) Go-Live EarlyWatch.

•	All rates quoted and billing are based on Hong Kong Dollars and net of all taxes.
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Customization

	SAP K-rate	Project	Business		Final	Go live and	Total	Investment
Customizatoin	(Discounted)	Preparation	Blueprint	Realization	Preparation	Support	Manday	(HKD)
Customization	$7,500						25	$187,500

Total		0	0	0	0	0	25	187,500

					Fixed Price Premium		10%	18,750

								$206,250

The customization effort covers the Item 54 of Zastron (hereinafter “Namtai”) requirement list. The actual mandays required will be finalized within the Phase 1 Blueprint stage. The requirement listed as below:
•	Material picking to final assembly line based on 2 hours production rate of shop order.
     The above estimation is on Fixed Price basis:
•	All rates quoted and billing are based on Hong Kong Dollars and net of all taxes.

•	Any system and reporting customization will be charged on time and material base. The Man-day rate is HKD7,500 per day.
Remark: The 10% fixed price premium is applied. This can be used as a buffer for maximum 50 man-days customization development provided by SAP if needed
Travelling Expense
The above consultant K-rates charges are exclusive of any reasonable travel and living expenses, other reasonable and necessary expenses incurred in connection with the Services, and any applicable taxes. This applies to project-related expenses in other countries as consultants engaged on this assignment might be based in offices outside Hong Kong.
•	The rate above do not include actual travel and living (T&L) costs, which will be billed to Namtai at cost, where applicable. In following circumstances, if any SAP consultant is required to work outside his home country/ city, then related reasonable travel and living (T&L) expenses (actual) & per-diem (if applicable) are required to be paid by Namtai.

•	SAP will invoice Namtai monthly for applicable taxes, reasonable travel and living expenses, and other reasonable expenses incurred in connection with Services together with relevant supporting documents with the acceptance and endorsement by the Namtai.
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Payment Term (Consulting Service)
Phase 1 ERP Implementation, Set to Work and Customization Payment Schedule

		% of	Estimated	Payment	Total
Stage	Key deliverable	payment	Bill Date	Term	(HKD)
Phase 1 - ERP implementation + Basis + Customization		100%			$2,881,864

Sign contract	Signed contract	30%	30-Nov-07	7 day	$864,558
Blueprint	SAP blueprint signoff	20%	31-Mar-08	30 day	$576,373
Realization	Integration testing signoff	20%	31-May-08	30 day	$576,373
Final Preparation	System cut-over and Ready for going Live	15%	31-Jul-08	30 day	$432,280
Go live and support (Retention)	One month after go live (1st month end)	15%	31-Aug-08	30 day	$432,280
Phase 2 ERP Implementation and Set to Work Payment Schedule

		% of	Estimated	Payment	Total
Stage	Key deliverable	payment	Bill Date	Term	(HKD)
Phase 2 - ERP implementation + Basis		100%			$1,154,687

Sign contract	Signed contract	30%	30-Nov-07	7 day	$346,407
Project Preparation	Confirm requirment	20%	31-Oct-08	30 day	$230,937
Realization	Integration testing signoff	20%	31-Dec-08	30 day	$230,937
Final Preparation	System cut-over and Ready for going Live	15%	31-Jan-09	30 day	$173,203
Go live and support (Retention)	One month after go live (1st month end)	15%	28-Feb-09	30 day	$173,203
The phase 1 and phase 2 ERP implementation Service are in a fixed price basis. The Service invoice will include all applicable expenses which have been agreed to, duly approved, confirmed and signed by Licensee’s project manager or other representative. All payments are due within thirty (30) days after date of invoice. SAP reserves the right to terminate its Services within 5 days written notice in the event of Licensee’s delinquency or delay in payment of monies due hereunder to SAP hereunder.
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Schedule B
to
Statement of Work
between
SAP Hong Kong Co. Limited (SAP)
and
Zastron Precision – Tech Limited (“Licensee”)
Change Order Procedure
Any change to the Statement of Work must be agreed to, in writing, by the parties. The following procedure will be used to control all changes, whether requested by Licensee or SAP.
•	All Requests For Changes (“RFC”), a copy of which is attached hereto, to the Statement of Work must be made in writing and shall be submitted by the appropriate Project Manager. Each request should contain the following information:
•	Reason for change;

•	Impact, if any, on existing Deliverables and/or definition of additional Deliverables;

•	Estimated impact, if any, on project schedule; and

•	Estimated change, if any, in project fees.
•	All RFCs must be submitted to the appropriate Project Manager. The Project Manager shall review and accept or reject the RFC. If rejected, the RFC shall be returned to the submitting party with written reasons for rejection and, as appropriate, any alternatives.

•	All approved RFCs will be incorporated into the Statement of Work via written amendment. SAP will not perform any services outside of the Statement of Work until the amendment has been executed by Licensee.
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Request For Change
This document must be completed and submitted to the appropriate Project Manager to commence any change order.

1.	Describe the reason for the requested change:

2.	A. Describe the impact, if any, on existing Deliverables:

B. Describe additional Deliverables required as a result of the requested change, if any:

3.	Describe the impact, if any, to the existing Project Schedule. Provide a revised Project Schedule, if appropriate.

4.	State the estimated change, if any, to the project fees. Provide the rationale/methodology used to calculate any change.

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